Exhibit 99.1

FOR IMMEDIATE RELEASE
December 28, 2005

Contacts:
Eric Hardgrove (614) 677-8516
hardgre@nationwide.com

Nationwide elects chief investment officer

Enterprise chief risk officer and treasurer announced

Columbus, Ohio — Nationwide today announced the election of three senior leaders. Gail Snyder was elected chief investment officer. Brian Nocco was elected enterprise chief risk officer. Harry Hallowell was elected treasurer.

Snyder will oversee the Office of Investments (OOI). She will play a key role in the continued success of Nationwide’s Investment organization. Nocco will have accountability for developing Nationwide’s enterprise risk management capability. Hallowell will lead the Office of Treasurer.

“I am confident that Gail, Brian and Harry will excel in these critical leadership roles and position us for continued success,” said Robert Rosholt, Nationwide’s executive vice president and chief financial officer.

“Gail’s leadership and focus will be invaluable in moving OOI to the next level toward our vision of a high performing investment organization. She brings a proven track record of developing strategy and delivering investment performance along with outstanding leadership capabilities.”

Snyder has been with Nationwide since January, 2005, serving as senior vice president, enterprise portfolio and strategy management. Prior to joining Nationwide, Snyder was senior vice president, investment product management with GE Financial Assurance. Snyder received a Bachelor’s degree in Finance from the University of Tennessee at Chattanooga and is also a Chartered Financial Analyst.

Nocco has been with Nationwide since April of 2001, serving as senior vice president, treasurer. Nocco received his undergraduate degree from Emory University in Atlanta and an MBA from the University of Chicago.

Hallowell has been with Nationwide since May, 2003, serving as vice president, portfolio risk manager for the Office of Investments. Prior to joining Nationwide, he was a senior vice president in the Treasury Department at Bank One Corporation. Hallowell received his undergraduate degree from Michigan State University and Masters of Management from Kellogg Graduate School of Management (Northwestern University).

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $157 billion in assets. Nationwide ranks #99 on the Fortune 100 list. The company provides a full range of insurance and financial services, including auto, homeowners, life, commercial insurance, administrative services, annuities, mutual funds, pensions and long-term savings plans. The Nationwide companies include the country’s seventh-largest property/casualty, the fourth-largest homeowners, the sixth-largest auto insurance group and the country’s largest farm owners insurer. Nationwide Life Insurance Company, the major subsidiary of Nationwide Financial, ranks 11th in assets according to A.M. Best. For more information, visit www.nationwide.com.

Nationwide and the Nationwide Framework are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.